Exhibit (h)(5)

SUPPLEMENT TO THE

FEE LIMITATION AGREEMENT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

July 13, 2015

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO EqS Pathfinder Portfolio® (the “Portfolio”)

Dear Sirs:

PIMCO Equity Series VIT (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”) have entered into a Fee Limitation Agreement, dated March 30, 2010 (the “Agreement”).

The Trust and PIMCO hereby agree to supplement the Agreement as of the date hereof to update the Portfolio’s name, advisory fee rate and advisory fee waiver, and PIMCO’s and the Trust’s address as follows:

i.	all references to the PIMCO EqS Pathfinder Portfolio® are deleted and replaced with the PIMCO Global Dividend Portfolio;

ii.	provision 2 of the Agreement is revised to reflect a reduction in the advisory fee applicable to the Portfolio from 0.75% to 0.69% of the average daily net assets attributable to the Portfolio;

iii.	provision 4 of the Agreement is revised to reflect an increase in the advisory fee waiver from 0.13% to 0.16% of the average daily net assets attributable to the Portfolio; and

iv.	all references to the address of PIMCO and the Trust are deleted and replaced with the following:

650 Newport Center Drive

Newport Beach, California 92660

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours, PIMCO EQUITY SERIES VIT

By: /s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President

ACCEPTED AND AGREED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ Peter G. Strelow
Name:	Peter G. Strelow
Title: Managing Director

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